EXHIBIT 15.2

Jet Metal Corp.
United States Securities and Exchange Commission

Dear Sirs:

RE: JET METAL CORP.

I, Hrayr Agnerian, M.Sc (Applied), P.Geo, President of Agnerian Consulting Ltd. do hereby consent to filing of the following report.

Reference is made to the technical report entitled “Technical Report on the Bootheel Project for Jet Metal Corp. and The Bootheel Project, LLC.” dated effective May 20, 2015, which the undersigned has co-authored on behalf Agnerian Consulting Ltd. for Jet Metal Corp. (the “Bootheel Technical Report”).

I, on behalf of myself and on behalf of Agnerian Consulting Ltd. hereby consent to the inclusion of references to my name and the name of Agnerian Consulting Ltd. and references to, and information derived from, the Bootheel Technical Report, in this Annual Report on Form 20-F of Jet Metal Corp. which is being filed with the United States Securities and Exchange Commission.

Dated this 25th day of August, 2015.

[s] Hrayr Agnerian, M.Sc. (Applied), P. Geo.

Hrayr Agnerian, M.Sc. (Applied), P.Geo..
Consulting Geologist, President
Agnerian Consulting Ltd.